                        AGREEMENT AND PLAN OF REORGANIZATION

                                    BY AND AMONG

                                   POLYCOM, INC.

                         PERISCOPE ACQUISITION CORPORATION

                                        AND

                         ATLAS COMMUNICATION ENGINES, INC.

                           DATED AS OF NOVEMBER 18, 1999

                                  TABLE OF CONTENTS


                                                                                 PAGE
                                                                                 ----
INDEX OF EXHIBITS AND SCHEDULES. . . . . . . . . . . . . . . . . . . . . . . . . . iv

ARTICLE I THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2

     1.1   The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.2   Effective Time. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.3   Effect of the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.4   Articles of Incorporation; Bylaws . . . . . . . . . . . . . . . . . . . .2
     1.5   Directors and Officers. . . . . . . . . . . . . . . . . . . . . . . . . .3
     1.6   Maximum Shares to Be Issued; Effect on Capital Stock. . . . . . . . . . .3
     1.7   Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
     1.8   Surrender of Certificates . . . . . . . . . . . . . . . . . . . . . . . .6
     1.9   No Further Ownership Rights in Company Common Stock . . . . . . . . . . .8
     1.10  Lost, Stolen or Destroyed Certificates. . . . . . . . . . . . . . . . . .8
     1.11  Tax and Accounting Consequences . . . . . . . . . . . . . . . . . . . . .8
     1.12  Taking of Necessary Action; Further Action. . . . . . . . . . . . . . . .8

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . . . . . . .9

     2.1   Organization of the Company . . . . . . . . . . . . . . . . . . . . . . .9
     2.2   Company Capital Structure . . . . . . . . . . . . . . . . . . . . . . . .9
     2.3   Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     2.4   Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     2.5   Company Financial Statements. . . . . . . . . . . . . . . . . . . . . . 11
     2.6   No Undisclosed Liabilities. . . . . . . . . . . . . . . . . . . . . . . 11
     2.7   No Changes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     2.8   Tax and Other Returns and Reports . . . . . . . . . . . . . . . . . . . 13
     2.9   Restrictions on Business Activities . . . . . . . . . . . . . . . . . . 15
     2.10  Title to Properties; Absence of Liens and Encumbrances. . . . . . . . . 15
     2.11  Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . 15
     2.12  Agreements, Contracts and Commitments . . . . . . . . . . . . . . . . . 16
     2.13  Interested Party Transactions . . . . . . . . . . . . . . . . . . . . . 19
     2.14  Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . . . . . 19
     2.15  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     2.16  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     2.17  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . 19
     2.18  Brokers' and Finders' Fees; Third Party Expenses. . . . . . . . . . . . 20
     2.19  Compliance with Federal and State Securities Laws . . . . . . . . . . . 20
     2.20  Employee Matters and Benefit Plans. . . . . . . . . . . . . . . . . . . 21
     2.21  Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     2.22  Governmental Authorization. . . . . . . . . . . . . . . . . . . . . . . 24


                                        -i-
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     2.23  Hart-Scott-Rodino . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     2.24  Third Party Consents. . . . . . . . . . . . . . . . . . . . . . . . . . 24
     2.25  Representations Complete. . . . . . . . . . . . . . . . . . . . . . . . 24

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. . . . . . . . 25

     3.1   Organization, Standing and Power. . . . . . . . . . . . . . . . . . . . 25
     3.2   Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     3.3   Parent Capital Structure; Issuance of Shares. . . . . . . . . . . . . . 25
     3.4   SEC Filings; Parent Financial Statements. . . . . . . . . . . . . . . . 26
     3.5   No Conflict . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     3.6   Governmental Approvals. . . . . . . . . . . . . . . . . . . . . . . . . 27
     3.7   Third Party Consents. . . . . . . . . . . . . . . . . . . . . . . . . . 27
     3.8   Absence of Changes or Events. . . . . . . . . . . . . . . . . . . . . . 27
     3.9   Brokers' and Finder's Fees. . . . . . . . . . . . . . . . . . . . . . . 27

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME . . . . . . . . . . . . . . . . . . 27

     4.1   Conduct of Business of the Company. . . . . . . . . . . . . . . . . . . 27
     4.2   No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

ARTICLE V ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . 31

     5.1   Issuance of Parent Common Stock . . . . . . . . . . . . . . . . . . . . 31
     5.2   Shareholder Approval. . . . . . . . . . . . . . . . . . . . . . . . . . 32
     5.3   Access to Company Information . . . . . . . . . . . . . . . . . . . . . 32
     5.4   Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     5.5   Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     5.6   Public Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     5.7   FIRPTA Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     5.8   Reasonable Efforts. . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     5.9   Notification of Certain Matters . . . . . . . . . . . . . . . . . . . . 33
     5.10  Additional Documents and Further Assurances . . . . . . . . . . . . . . 33
     5.11  Nasdaq Listing; Blue Sky Laws . . . . . . . . . . . . . . . . . . . . . 33
     5.12  Hart-Scott-Rodino Filings . . . . . . . . . . . . . . . . . . . . . . . 34
     5.13  Form S-8. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     5.14  Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     5.15  Pooling Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     5.16  Tax-Free Reorganization . . . . . . . . . . . . . . . . . . . . . . . . 34
     5.17  Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     5.18  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     5.19  Pooling Break-up. . . . . . . . . . . . . . . . . . . . . . . . . . . . 35


                                     -ii-

     5.20  Termination of 401(k) Plan. . . . . . . . . . . . . . . . . . . . . . . 35
     5.21  Credit for Deductibles. . . . . . . . . . . . . . . . . . . . . . . . . 35
     5.22  D2 Payment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     5.23  Tax Distribution. . . . . . . . . . . . . . . . . . . . . . . . . . . . 36

ARTICLE VI CONDITIONS TO THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . 36

     6.1   Conditions to Obligations of Each Party to Effect the Merger. . . . . . 36
     6.2   Additional Conditions to Obligations of the Company . . . . . . . . . . 37
     6.3   Additional Conditions to the Obligations of Parent and Merger
           Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW . . . . . . . . . . 39

     7.1   Survival of Representations and Warranties; Indemnity . . . . . . . . . 39
     7.2   Escrow Arrangements . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     7.3   Indemnity - Further Provisions. . . . . . . . . . . . . . . . . . . . . 47

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . . . . . . 48

     8.1   Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
     8.2   Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . 49
     8.3   Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
     8.4   Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . 50

ARTICLE IX GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . 50

     9.1   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
     9.2   Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
     9.3   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
     9.4   Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
     9.5   Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
     9.6   Other Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
     9.7   Specific Performance. . . . . . . . . . . . . . . . . . . . . . . . . . 52
     9.8   Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
     9.9   Rules of Construction . . . . . . . . . . . . . . . . . . . . . . . . . 52
     9.10  Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
     9.11  Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53


                           INDEX OF EXHIBITS AND SCHEDULES


EXHIBIT        DESCRIPTION
-------        -----------
Exhibit A      Form of Shareholder Certificate
Exhibit B      Form of Legal Opinion of Counsel to Parent
Exhibit C      Form of Legal Opinion of Counsel to the Company
Exhibit D      Form of Noncompetition Agreement
Exhibit E      Form of Employment Agreement
Exhibit F      Form of Voting Agreement
Exhibit G      Form of Affiliate Agreement
Exhibit H      Form of Escrow Agreement


SCHEDULE       DESCRIPTION
--------       -----------
2.1            Organization of the Company
2.2(a)         Company Capital Structure
2.2(b)         Company Options
2.3            Subsidiaries
2.4            Authority
2.5            Company Financial Statements
2.6            Undisclosed Liabilities
2.7            No Changes
2.8(b)         Tax Returns and Audits
2.9            Restrictions of Business Activities
2.10(a)        Title to Properties
2.10(b)        Absence of Liens and Encumbrances
2.11(a)        Intellectual Property
2.11(b)        Material Licenses
2.11(c)        Intellectual Property Rights
2.12(a)        Agreements, Contracts and Commitments
2.12(b)        Breaches, Violations and Defaults
2.13           Interested Party Transactions
2.14           Compliance with Laws
2.15           Litigation
2.20(b)        Employee Plans and Employee Agreements
2.20(d)        Employee Plan Compliance
2.20(g)        Post-Employment Obligations
2.20(i)        Effect of Transaction
2.20(k)        Labor
2.24           Third Party Consents
4.1            Conduct of the Business
6.2(f)         Personal Guarantees
6.3(c)         Third Party Consents Required of the Company


                         AGREEMENT AND PLAN OF REORGANIZATION

       This AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is made and entered into as of November 18, 1999 among Polycom, Inc., a Delaware corporation ("PARENT"), Periscope Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and Atlas Communication Engines, Inc., a California corporation (the "COMPANY").

                                       RECITALS

       A. The Boards of Directors of each of the Parent, Company and Merger Sub believe it is in the best interests of each company and their respective shareholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the "MERGER") and, in furtherance thereof, have approved the Merger.

       B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of common stock of the Company ("COMPANY COMMON STOCK") shall be converted into the right to receive shares of Common Stock of Parent ("PARENT COMMON STOCK") as set forth herein, and all outstanding options (whether vested or unvested) to acquire shares of Company Common Stock shall be assumed by Parent and shall thereafter represent options to acquire shares of Parent Common Stock upon payment to Parent of the applicable exercise price under such options.

       C. A portion of the shares of Parent Common Stock issued by Parent in connection with the Merger shall be placed in escrow by Parent, the release of which shares shall be contingent upon certain events and conditions, all as set forth in Article VII hereof.

       D. The Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

       E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

       NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

                                     ARTICLE I

                                     THE MERGER

       1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the California General Corporation Law ("CALIFORNIA LAW"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

       1.2 EFFECTIVE TIME. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the "CLOSING") will take place as promptly as practicable, but no later than five (5) business days, following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "CLOSING DATE." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Agreement of Merger (or like instrument) with the Secretary of State of California (the "AGREEMENT OF MERGER"), in accordance with the relevant provisions of applicable law (the time of acceptance by the Secretary of State of California of such filing being referred to herein as the "EFFECTIVE TIME").

       1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

       1.4    ARTICLES OF INCORPORATION; BYLAWS.

              (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Articles of Incorporation of Merger Sub shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation; provided, however, that Article I of the Articles of Incorporation shall be amended to read as follows: "The name of this corporation is Atlas Communication Engines, Inc."

              (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

       1.5 DIRECTORS AND OFFICERS. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

       1.6 MAXIMUM SHARES TO BE ISSUED; EFFECT ON CAPITAL STOCK. The maximum number of shares of Parent Common Stock to be issued (including Parent Common Stock to be reserved for issuance upon exercise of all of the Company's outstanding options) in exchange for the acquisition by Parent of all outstanding Company Common Stock shall be equal to the Aggregate Parent Share Number (as defined in Section 1.6(g)(iii))). Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of the Company Common Stock, the following shall occur:

              (a) CONVERSION OF COMPANY COMMON STOCK. Each share of Common Stock of the Company (the "COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares (as defined and to the extent provided in Section 1.7(a))) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Parent Common Stock equal to the Exchange Ratio (as defined in Section 1.6(g)(v) below) upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.8. Consistent with and pursuant to Parent's existing Preferred Shares Rights Agreement, dated as of June 15, 1998, (the "RIGHTS AGREEMENT"), between Parent and BankBoston N.A., as rights agent, one right issuable pursuant to the Rights Agreement or any other right issued in substitution thereof (a "RIGHT"), shall be issued together with and shall attach to each share of Parent Common Stock issued pursuant to this Section 1.6(a), unless the Rights shall have expired or been redeemed prior to the Effective Time.

              (b) CANCELLATION OF COMPANY-OWNED STOCK. Each share of Company Common Stock owned by the Company or any direct or indirect wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

              (c) STOCK OPTIONS. At the Effective Time, all options to purchase Company Common Stock then outstanding under the Company's 1996 Incentive Stock Option Plan (the "OPTION PLAN") or otherwise shall be assumed by Parent in accordance with provisions described below.

                     (i) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each a "COMPANY OPTION") under the Option Plan or otherwise, whether vested or unvested, shall be assumed by Parent. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plan and/or as provided in the respective option agreements governing such Company

Option immediately prior to the Effective Time, except that (A) such Company Option shall be exercisable (when vested) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded up to the nearest whole number of shares of Parent Common Stock and
(B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

                     (ii) It is the intention of the parties that the Company Options assumed by Parent qualify following the Effective Time as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "CODE"), to the extent the Company Options qualified as incentive stock options immediately prior to the Effective Time.

                     (iii) Promptly following the Effective Time, Parent will issue to each holder of an outstanding Company Option a document evidencing the foregoing assumption of such Company Option by Parent.

                     (iv) Promptly following the Effective Time, and in any event no later than sixty (60) days after the Effective Time, Parent will file with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-8 or other appropriate form under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT"), to register Parent Common Stock issuable upon exercise of the Company Options assumed by Parent pursuant to this Section 1.6(c) and use its commercially reasonable best efforts to cause such Registration Statement to remain effective until the exercise or expiration of such options.

              (d) CAPITAL STOCK OF MERGER SUB. Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares of Common Stock of Merger Sub shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

              (e) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), recapitalization or other like change with respect to Company Common Stock that occurs or has a record date after the date hereof and prior to the Effective Time.

              (f) FRACTIONAL SHARES. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof, each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive, without any interest, from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of
(i) such fraction, multiplied by (ii) the Average Price of a share of Parent Common Stock (as defined in Section 1.6(g)(iii)).

              (g)    DEFINITIONS.

                     (i) AGGREGATE COMPANY COMMON NUMBER. The "AGGREGATE COMPANY COMMON NUMBER" shall mean the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

                     (ii) AGGREGATE COMPANY OPTION NUMBER. The "AGGREGATE COMPANY OPTION NUMBER" shall mean the aggregate number of shares of Company Common Stock issuable upon the exercise of all outstanding Company Options (vested and unvested) to acquire shares of Company Common Stock immediately prior to the Effective Time.

                     (iii) AGGREGATE PARENT SHARE NUMBER. The "AGGREGATE PARENT SHARE NUMBER" shall be the number of shares of Parent Common Stock determined by dividing (A) $99.5 million ($99,500,000) by (B) the average closing sale price of a share of Parent Common Stock, as reported on The Nasdaq National Market, for the ten (10) most recent trading days ending on the trading day immediately preceding the date of this Agreement (the "AVERAGE PRICE"); provided, however, that the $99.5 million amount in clause
(A) herein (the "CONSIDERATION") shall be reduced, dollar for dollar, by the amount of any reduction in the Company's shareholders' equity from September 30, 1999 to the date which is two (2) business days before the Closing Date as shown on the respective balance sheets as of such dates (excluding amortization and depreciation consistent with past practices) as prepared and certified by the Company's Chief Executive Officer in accordance with GAAP and consistent with past practices (the "PURCHASE PRICE REDUCTION"); but provided, further that (i) the Tax Distribution, (ii) the Appraisal Rights and (iii) Third Party Expenses (all as defined below) shall not effect a Purchase Price Reduction, it being agreed that the foregoing items (i), (ii) and (iii) shall not be reflected on the balance sheet as of the date which is two (2) business days before the Closing Date. The Average Price shall be adjusted to reflect fully the effect of any stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock that occurs or has a record date after the date hereof and prior to the Effective Time.

                     (iv) ESCROW AMOUNT. The "ESCROW AMOUNT" shall be a number of shares of Parent Common Stock obtained by multiplying (x) the Aggregate Parent Share Number by (y) 0.05.

                     (v) EXCHANGE RATIO. The "EXCHANGE RATIO" shall mean the quotient obtained by dividing (x) the Aggregate Parent Share Number by
(y) the sum of (A) the Aggregate Company Common Number, plus (B) the Aggregate Company Option Number.

       1.7    DISSENTING SHARES.

              (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has demanded and perfected appraisal or dissenters' rights for such shares in accordance with California Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("DISSENTING SHARES") shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by California Law.

              (b) Notwithstanding the provisions of subsection (a), if any holder of shares of Company Common Stock who is otherwise entitled to exercise dissenters' rights under California Law shall effectively withdraw or lose (through failure to perfect or otherwise) such dissenters' rights, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Common Stock and payment for any fractional share as provided in Sections 1.6(a) and (f), without interest thereon, upon surrender of the certificate representing such shares.

              (c) The Company shall give Parent (i) prompt notice of any written demands for the exercise of dissenters' rights in respect of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to California Law (including without limitation instruments concerning appraisal or dissenters' rights) and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for the exercise of dissenters' rights in respect of any shares of Company Common Stock or offer to settle or settle any such demands.

       1.8    SURRENDER OF CERTIFICATES.

              (a) EXCHANGE AGENT. Wilson Sonsini Goodrich & Rosati, P.C. shall serve as Exchange Agent in the Merger.

              (b) PARENT TO PROVIDE COMMON STOCK. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the Aggregate Parent Share Number in exchange for outstanding shares of Company Common Stock and Company Options; provided that, on behalf of certain of the holders of Company Common Stock, Parent shall cause the Exchange Agent to deposit into an escrow account a number of shares of Parent Common Stock equal to the Escrow Amount out of the Aggregate Parent Share Number. The portion of the Escrow Amount contributed on behalf of each holder of Company Common Stock shall be in proportion to the aggregate number of shares of Parent Common Stock to which such holder would otherwise be entitled to receive under
Section 1.6 by virtue of ownership of outstanding shares of Company Common
Stock.

              (c) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock and which shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock (less the number of shares of Parent Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to
Article VII hereof), plus cash in lieu of fractional shares in accordance with Section 1.6(f), to which such holder is entitled pursuant to Section 1.6, and any dividends or other distributions to which holder is entitled pursuant to Section 1.8(d) (collectively, the "ADDITIONAL PAYMENTS"), and the Certificate so surrendered shall forthwith be cancelled. At the Effective Time, Parent shall cause to be distributed to the Escrow Agent (as defined in Article VII) a certificate or certificates representing that number of shares of Parent Common Stock equal to the Escrow Amount, which certificate shall be registered in the name of the Escrow Agent. Such shares shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate Parent as provided in
Article VII. From the Closing and until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to represent solely (i) ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so exchanged and (ii) the right to receive the Additional Payments, if any.

              (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Parent Common Stock declared or made with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

              (e) TRANSFERS OF OWNERSHIP. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the reasonable satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

              (f) NO LIABILITY. Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

       1.9 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued pursuant to the Merger upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

       1.10 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon receiving notice from the holder thereof and upon the making of an affidavit of that fact by such holder, such shares of Parent Common Stock and the Additional Payments, if any; provided, however, that Parent may, in its discretion and, as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

       1.11 TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations. It is intended by the parties hereto that the Merger shall be treated as a "pooling" for accounting purposes.

       1.12 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any such further action is necessary or reasonably desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                     ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       The Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are disclosed in the disclosure letter supplied by the Company to Parent which identify the Section to which such disclosure relates (the "COMPANY SCHEDULES") and dated as of the date hereof, as follows:

       2.1 ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the corporate power and authority to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each state or other jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), financial condition, results of operations or prospects of the Company (hereinafter referred to as a "COMPANY MATERIAL ADVERSE EFFECT"). The Company has delivered a true and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, to Parent.

       2.2    COMPANY CAPITAL STRUCTURE.

              (a)    The authorized capital stock of the Company consists of
(i) 100,000,000 shares of authorized Common Stock, no par value per share ("COMMON"), of which 3,012,000 shares are issued and outstanding (the "COMPANY COMMON STOCK"). Except as set forth in the immediately preceding sentence, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance except as set forth in Section 2.2(b) below or outstanding. The Company Common Stock is held of record by the persons, with the addresses of record and in the amounts set forth on
SCHEDULE 2.2(a). All outstanding shares of Company Common Stock are, and at the Effective Time will be, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound.

              (b) In addition, there are currently issued and outstanding options outstanding to purchase (i) an aggregate of 1,023,960 shares of Company Common Stock issued to employees, directors and consultants pursuant to the Company Option Plan and (ii) an aggregate of 60,000 shares of Company Common Stock issued outside of the Company Option Plan. The Company Options are held by the persons and in the amounts set forth on SCHEDULE 2.2(b). There are no other options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.

       2.3 SUBSIDIARIES. Except as set forth on SCHEDULE 2.3, the Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

       2.4 AUTHORITY. Subject only to the requisite approval of the Merger and this Agreement by the Company's shareholders, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the Company's shareholders. The Company's Board of Directors has unanimously approved the Merger and this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms except
(i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Subject only to the approval of the Merger and this Agreement by the Company's shareholders, the execution and delivery of this Agreement by the Company does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit under (any such event, a "CONFLICT") (i) any provision of the Articles of Incorporation or Bylaws of the Company or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("GOVERNMENTAL ENTITY") or any third party (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Agreement of Merger with the California Secretary of State, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (iii) such filings as are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"), if any, (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as shall have been obtained prior to the

Effective Time, and (v) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on SCHEDULE 2.4.

       2.5 COMPANY FINANCIAL STATEMENTS. SCHEDULE 2.5 sets forth the Company's (i) audited balance sheets as of December 31, 1998, and the related audited statements of operations, cash flows and shareholders equity (deficit) for the fiscal year then ended, together with the report thereon of Damitz, Brooks, Nightingale, Turner & Morissett, and (ii) the Company's unaudited balance sheets as of December 31, 1996 and 1997, and the related unaudited statements of operations, cash flows and shareholders equity (deficit) for the two fiscal years just ended and unaudited balance sheet as of September 30, 1999 (the "SEPTEMBER BALANCE SHEET") and the related unaudited statement of operations, cash flow and shareholder's equity (deficit) for the nine-month period then ended (collectively, the "COMPANY FINANCIAL STATEMENTS"). The Company Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other. The Company Financial Statements present fairly the financial condition and operating results and cash flows of the Company as of the dates and during the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements).

       2.6 NO UNDISCLOSED LIABILITIES. Except as set forth in SCHEDULE 2.6, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), that in the aggregate exceed $30,000, and which (i) has not been reflected or reserved against in the September Balance Sheet, or (ii) has arisen other than in the ordinary course of the Company's business and consistent with past practices since September 30, 1999, other than the tax distribution(s) to Kenneth and Nancy Goldsholl which distribution(s) shall be equal to that amount necessary to pay the income taxes relating to the S Corporation income to Kenneth and Nancy Goldsholl, as certified by a duly qualified Certified Public Accountant, for all taxable period(s) beginning with 1999 and ending on or before the Closing Date (the "TAX DISTRIBUTION") or Third Party Expenses up to $150,000 or appraisal rights of Dissenting Shares (the "APPRAISAL RIGHTS").

       2.7 NO CHANGES. Except as set forth in SCHEDULE 2.7, since September 30, 1999, there has not been, occurred or arisen any:

              (a) transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;

              (b) amendments or changes to the Articles of Incorporation or Bylaws of the Company;

              (c) capital expenditure or commitment by the Company of $25,000 in any individual case or $35,000 in the aggregate.

              (d) destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance);

              (e) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

              (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

              (g)    revaluation by the Company of any of its assets;

              (h) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Company other than the Tax Distribution or Appraisal Rights, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock;

              (i) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement;

              (j) sale, lease, license or other disposition of any of the assets or properties of the Company, except in the ordinary course of business as conducted on that date and consistent with past practices;

              (k) amendment or termination of any material contract, agreement or license to which the Company is a party or by which it is bound;

              (l) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

              (m) waiver or release of any right or claim of the Company, including any write-off of provisions for uncollectible accounts receivable of the Company;

              (n) commencement or notice or overt threat of commencement of any lawsuit or proceeding against or investigation of the Company or its affairs;

              (o) notice of any claim of ownership by a third party of the Company's Intellectual Property (as defined in Section 2.11 below) or of infringement by the Company of any third party's Intellectual Property rights;

              (p) issuance or sale by the Company of any shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

              (q) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

              (r) event or condition of any character that has or could reasonably be expected to have a Material Adverse Effect on the Company; or

              (s) negotiation or agreement by the Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (r) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

       2.8    TAX AND OTHER RETURNS AND REPORTS.

              (a) DEFINITION OF TAXES. For the purposes of this Agreement, "TAX" or, collectively, "TAXES", means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

              (b)    TAX RETURNS AND AUDITS.  Except as set forth in SCHEDULE
2.8:

                     (i) The Company as of the Effective Time will have prepared and filed on a timely basis, all required federal, state, local and foreign returns, estimates, information statements and reports due to be filed on or before the Effective Time ("RETURNS") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true, correct and complete in all material respects and have been completed in accordance with applicable law.

                     (ii) The Company as of the Effective Time: (A) will have paid or accrued all Taxes it is required to pay or accrue and (B) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

                     (iii) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                     (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

                     (v) The Company does not have any liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against on the September Balance Sheet whether asserted or unasserted contingent or otherwise, and the Company has no knowledge of any basis for the assertion of any such liability attributable to the Company, its assets or operations.

                     (vi) The Company has provided to Parent copies of all federal and state income and all state sales and use Tax Returns for all periods through its fiscal year ended December 31, 1998.

                     (vii) There are (and as of immediately following the Closing there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS") on the assets of the Company relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

                     (viii) The Company has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

                     (ix) None of the Company's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                     (x) As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 162 or 404 of the Code.

                     (xi) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

                     (xii) The Company is not a party to a tax sharing or allocation agreement nor does the Company owe any amount under any such agreement.

                     (xiii) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of
Section 897(c)(2) of the Code.

                     (xiv) The Company files its income tax returns on the accrual method of accounting and the Company's aggregate tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is not materially inconsistent with the amounts reported on the Company's federal income tax returns, taken as a whole.

              (c) SUBCHAPTER S STATUS. The Company is, and at all times during its existence has been, an S Corporation under and within the meaning of Section 1361 of the Code, and under all applicable state Tax laws and regulations.

       2.9    RESTRICTIONS ON BUSINESS ACTIVITIES.  Except as set forth on
SCHEDULE 2.9, there is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably would be expected to have the effect of prohibiting or materially impairing any business practice (including, without limitations, the licensing of any product) of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

       2.10   TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.

              (a) The Company owns no real property, nor has it ever owned any real property. SCHEDULE 2.10(a) sets forth a list of all real property currently leased by the Company, the name of the lessor and the date of the lease and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or, to the knowledge of the Company, any other party.

              (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets used or held for use in its business, free and clear of any Liens (as defined in Section 2.8(b)(vii)), except as reflected in the Company Financials or in SCHEDULE 2.10(b) and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

       2.11   INTELLECTUAL PROPERTY.

              (a) Except as set forth in SCHEDULE 2.11(a), The Company is the sole and exclusive owner of (free and clear of any encumbrances), or is licensed or otherwise possesses legally enforceable rights to use, all patents, registered and unregistered trademarks, trade names, service marks, trade secrets, copyrights, and any applications therefor, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are required for the conduct of business of the Company as currently conducted by the Company (the "INTELLECTUAL PROPERTY RIGHTS") except where the failure to have such rights would not result in a Company Material Adverse Effect. SCHEDULE 2.11(a) sets forth a complete list of all material patents, registered and unregistered trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in the Intellectual Property Rights, and specifies, where material to the Company, the jurisdictions in which each such Intellectual Property Right has been issued or registered and the names of all registered owners.

              (b) SCHEDULE 2.11(b) sets forth a complete list of all material licenses, sublicenses and other agreements to which the Company is a party and pursuant to which the Company or any other person is authorized to use any Intellectual Property Right (excluding object code end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("END-USER LICENSES")) and includes the identity of all parties thereto. Except as set forth in SCHEDULE 2.11(b), the execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company to be in violation or default under any such license, sublicense or agreement in any material respect, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement.

              (c) No claims with respect to the Intellectual Property Rights have been asserted or are threatened by any person against the Company, nor to the best of the Company's knowledge, are there any valid grounds for any BONA FIDE claims against the Company's Intellectual Property Rights, (i) to the effect that the production, sale, licensing or use of any of the products of the Company infringes on any copyright, patent, trademark, service mark, trade secret or other proprietary right, (ii) against the use by the Company of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted by the Company, or (iii) challenging the ownership by the Company, or the validity of, any of the Intellectual Property Rights. All registered trademarks, service marks and copyrights held by the Company are valid and subsisting. The Company has not infringed, and the business of the Company as currently conducted does not infringe or otherwise violate any copyright, patent, trademark, service mark or other proprietary right of any third party where such infringement or violation would have a Company Material Adverse Effect. To the Company's knowledge, there is no unauthorized use, infringement or trade secret misappropriation of any of the Intellectual Property Rights by any third party, including any employee or former employee of the Company.
No Intellectual Property Right owned by the Company or product of the Company or any of its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company. Each current employee or consultant of the Company has executed a proprietary information and confidentiality agreement substantially in the Company's standard form (a copy of which has been provided to Parent).

       2.12   AGREEMENTS, CONTRACTS AND COMMITMENTS.  Except as set forth on
SCHEDULE 2.12(a), the Company does not have, is not a party to nor is it bound by:

                     (i)    any collective bargaining agreements;

                     (ii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations;

                     (iii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements;

                     (iv) any employment or consulting agreement or contract with an employee or individual consultant or salesperson or consulting agreement or contract, under which a firm or other organization provides services to the Company pursuant to which the Company is obligated to make payments in excess of $30,000 per year;

                     (v) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                     (vi)   any fidelity or surety bond or completion bond;

                     (vii) any lease of personal property having a value individually in excess of $30,000;

                     (viii) any agreement of indemnification or guaranty;

                     (ix) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person;

                     (x) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $25,000 individually or $40,000 in the aggregate;

                     (xi) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business;

                     (xii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof;

                     (xiii) any purchase order or contract for the purchase of raw materials involving $35,000 or more;

                     (xiv)  any construction contract;

                     (xv) any material distribution, joint marketing or development agreement;

                     (xvi) any agreement, contract or commitment pursuant to which the Company has granted or may grant in the future, to any party a source-code license or option or other right to use or acquire source-code; or

                     (xvii) any other agreement, contract or commitment that involves $35,000 or more or is not cancelable without penalty within thirty
(30) days.

       SCHEDULE 2.12(a) sets forth a list of the Company's top 15 customers according to revenue for the fiscal year ended December 31, 1998, and each customer with which the Company currently has an agreement that the Company in good faith expects to be one of the Company's top 15 customers for the fiscal year ending December 31, 1999, and a list of all effective agreements between such customer and the Company.

       Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, all of which are noted in SCHEDULE 2.12(b), the Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment required to be set forth on SCHEDULE 2.12(a) or SCHEDULE 2.11(b) (any such agreement, contract or commitment, a "CONTRACT"). Each Contract is in full force and effect and, except as otherwise disclosed in SCHEDULE 2.12(b), is not subject to any material default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto.

       SCHEDULE 2.12(c) lists all contracts, licenses and agreements between the Company and any other person wherein the Company has agreed to, or assumed, any material obligation or material duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any material obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the intellectual property of any person or entity other than the Company.

       To the extent that the products currently offered by the Company record, store, process, calculate or present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, they do so accurately and calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "YEAR 2000 COMPLIANT").
 All of the products currently offered by the Company (i) will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000. All of the Company's internal computer and technology products and systems are Year 2000 Compliant.

       2.13 INTERESTED PARTY TRANSACTIONS. Except as set forth on SCHEDULE 2.13, no officer, director, affiliate (as defined under Regulation C under the Securities Act of 1933, as amended) or, to the knowledge of the Company, shareholder of the Company (nor, to the knowledge of the Company, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an economic interest), has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, or (ii) an economic interest in any entity that purchases from or sells or furnishes to, the Company, any goods or services or (iii) a beneficial interest in any contract or agreement set forth in SCHEDULE 2.12(a) or SCHEDULE 2.11(b); provided, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any entity" for purposes of this
Section 2.13.

       2.14 COMPLIANCE WITH LAWS. The Company has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation, except where any such violations or failures to comply would not, individually or in the aggregate, have a Material Adverse Effect.

       2.15 LITIGATION. Except as set forth in SCHEDULE 2.15, there is no action, suit or proceeding of any nature pending or, to the best of the Company's knowledge, threatened against the Company, its properties or any of its officers or directors, in their respective capacities as such. Except as set forth in SCHEDULE 2.15, to the best of the Company's knowledge there is no investigation pending or threatened against the Company, its properties or any of its officers or directors by or before any Governmental Entity.
SCHEDULE 2.15 sets forth, with respect to any such pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. No Governmental Entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

       2.16 INSURANCE. The insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company contain provisions which are reasonable and customary in the Company's industry, and there is no material claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

       2.17   ENVIRONMENTAL MATTERS.

              (a) HAZARDOUS MATERIAL. The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased;

or (ii) illegally released in violation of applicable law any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "HAZARDOUS MATERIAL"), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present, as a result of the actions of the Company, or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

              (b) HAZARDOUS MATERIALS ACTIVITIES. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

              (c) PERMITS. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "ENVIRONMENTAL PERMITS") necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

              (d) ENVIRONMENTAL LIABILITIES. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any environmental liability.

       2.18 BROKERS' AND FINDERS' FEES; THIRD PARTY EXPENSES. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

       2.19 COMPLIANCE WITH FEDERAL AND STATE SECURITIES LAWS. None of the outstanding Company Common Stock or other securities of the Company was issued in violation of the Securities Act of 1933, as amended, or any applicable state Blue Sky laws.

       2.20   EMPLOYEE MATTERS AND BENEFIT PLANS.

              (a) DEFINITIONS. With the exception of the definition of "AFFILIATE" set forth in Section 2.20(a)(i) below (such definition shall only apply to this Section 2.20), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                     (i) "AFFILIATE" shall mean any person or entity under common control with the Company within the meaning of Section 414(b), (c),
(m) or (o) of the Code and the regulations thereunder;

                     (ii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

                     (iii) "COMPANY EMPLOYEE PLAN" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including without limitation, each "employee benefit plan", within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, and pursuant to which the Company or any Affiliate has or may have any material liability, contingent or otherwise;

                     (iv) "EMPLOYEE" shall mean any current, former, or retired employee, officer, or director of the Company or any Affiliate;

                     (v) "EMPLOYEE AGREEMENT" shall refer to each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or similar agreement or contract between the Company or any Affiliate and any Employee or consultant;

                     (vi)   "IRS" shall mean the Internal Revenue Service;

                     (vii) "MULTIEMPLOYER PLAN" shall mean any Pension Plan which is a "multiemployer plan", as defined in Section 3(37) of ERISA; and

                     (viii) "PENSION PLAN" shall refer to each Company Employee Plan which is an "employee pension benefit plan", within the meaning of Section 3(2) of ERISA.

              (b) SCHEDULE. SCHEDULE 2.20(b) contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company does not have any plan or commitment, stated or unstated, whether legally binding or not, to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or

Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement.

              (c) DOCUMENTS. The Company has provided or made available to Parent (i) correct and complete copies of all documents embodying or relating to each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination letters and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor ("DOL") with respect to any Company Employee Plan; (vii) all material written agreements and contracts relating to each Company Employee Plan, including but not limited to, administration service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; and (ix) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

              (d)    EMPLOYEE PLAN COMPLIANCE.  Except as set forth on
SCHEDULE 2.20(d), (i) the Company has performed in all material respects all obligations required to be performed by it under each Company Employee Plan and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter with respect to each such Plan from the IRS or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination; (iii) no "prohibited transaction", within the meaning of Section 4975 of the Code or
Section 406 of ERISA, has occurred with respect to any Company Employee Plan;
(iv) there are no actions, suits or claims pending and served, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, Parent or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event);

(vi) there are no inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under
Section 402(i) of ERISA or Section 4975 through 4980 of the Code.

              (e) PENSION PLANS. The Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

              (f) MULTIEMPLOYER PLANS. At no time has the Company contributed to or been required to contribute to any Multiemployer Plan.

              (g)    NO POST-EMPLOYMENT OBLIGATIONS.  Except as set forth in
SCHEDULE 2.20(g), no Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and the Company has never represented to, promised to or contracted with (whether in oral or written form) any Employee (either individually or to or with Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

              (h) COBRA. Neither the Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of the Consolidated Omnibus Budget
Reconciliation Act of 1985 or any similar provisions of state law applicable to its employees.

              (i) EFFECT OF TRANSACTION. Except as set forth on SCHEDULE 2.20(i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

              (j) EMPLOYMENT MATTERS. The Company (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

              (k) LABOR. No work stoppage or labor strike against the Company is pending or, to the best knowledge of the Company, threatened. Except as set forth in SCHEDULE 2.20(k), the Company is not involved in or, to the knowledge of the Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would result in any liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would directly or indirectly result in any liability to the Company. Except as set forth in SCHEDULE 2.20(k), the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

       2.21 EMPLOYEES. To the best of the Company's knowledge, no employee of the Company (i) is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others and (ii) has given notice to the Company, nor is the Company otherwise aware, that any employee intends to terminate his or her employment with the Company.

       2.22 GOVERNMENTAL AUTHORIZATION. The Company possesses all material consents, licenses, permits, grants or other authorizations issued to the Company by a governmental entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest, other than such consents, licenses, permits, grants or authorizations the failure to obtain which would not, either individually or in the aggregate, have a Material Adverse Effect (herein collectively called "COMPANY AUTHORIZATIONS"), which Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

       2.23 HART-SCOTT-RODINO. Kenneth Goldsholl is the "ultimate parent entity" of Atlas Communication Engines, Inc. as defined in 16 C.F.R. 801.1, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
For purposes of 15 U.S.C. sec. 18a, the "ultimate parent entity" of the Company (as that term is defined in 16 C.F.R. 801.1) does not have annual net sales or total assets of $10 million or more.

       2.24 THIRD PARTY CONSENTS. Except as set forth on SCHEDULE 2.24, no consent or approval is needed from any person or entity in order to consummate any of the transactions contemplated by this Agreement.

       2.25 REPRESENTATIONS COMPLETE. None of the representations or warranties made by the Company (as modified by the Company Schedules), nor any statement made in any Schedule or certificate furnished by the Company pursuant to this Agreement (excluding any financial projections, forecasts, estimates or other forward-looking financial statements which may be provided by the Company), or furnished in connection with the Company shareholder consent documents mailed or delivered to the shareholders of the Company in connection with soliciting their consent to this Agreement and the Merger (excluding any information furnished by Parent), contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                    ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB


Parent and Merger Sub represent and warrant to the Company as follows:

       3.1 ORGANIZATION, STANDING AND POWER. Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of California. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted. Parent is duly qualified to do business and in good standing as a foreign corporation in each state in which the failure to be so qualified would have a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries, taken as a whole ("PARENT MATERIAL ADVERSE EFFECT").

       3.2 AUTHORITY. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. The Parent's Board of Directors has approved the Merger and this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

       3.3    PARENT CAPITAL STRUCTURE; ISSUANCE OF SHARES.

              (a) The authorized capital stock of Parent consists of 5,000,000 shares of Preferred Stock, $0.001 par value, none of which is issued outstanding, and 50,000,000 shares of Common Stock, $0.0005 par value, of which 32,829,013 shares were issued and outstanding as of November 3, 1999. As of September 30, 1999, Parent had reserved an aggregate of 9,475,369 shares of Common Stock for issuance pursuant to Parent's 1996 Stock Incentive Plan and ViaVideo 1996 Stock Option/Stock Issuance Plan, under which options to purchase 4,454,191 shares were outstanding, and 690,144 shares of Common Stock for issuance pursuant to the Parent Employee

Stock Purchase Plan. Except as set forth in the immediately preceding sentence, no shares of capital stock or other equity securities of the Parent are issued, reserved for issuance or outstanding except as set forth in the Parent Financial Statements except for the Rights. Under the Rights Agreement, until the distribution date, (i) the Rights will be evidenced (subject to the provisions of Sections 3(b) and (3(c) thereof) by the certificates for Parent Common Stock registered in the names of the holders thereof (which certificates shall also be deemed to be Rights Certificates, as such term is defined in the Rights Agreement) and not by separate Rights Certificates and (ii) the right to receive Rights Certificates will be transferable only in connection with the transfer of Parent Common Stock.

              (b) The shares of Parent Common Stock to be issued pursuant to the Merger and upon valid exercise of the Company Options assumed by Parent have been duly authorized by all necessary corporate action and, when issued in accordance with the terms and provisions of this Agreement, will be validly issued, fully paid and non-assessable.

       3.4 SEC FILINGS; PARENT FINANCIAL STATEMENTS. Parent has furnished or made available to the Company true and correct copies of its Annual Report on Form 10-K for the year ended December 31, 1998 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999 and its definitive Proxy Statement dated April 7, 1999, each as filed with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") (all of the foregoing being collectively referred to as the "SEC DOCUMENTS"). The SEC Documents constitute all reports filed by the Parent under the Exchange Act since December 31, 1998. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and the applicable rules and regulations of the SEC thereunder, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC prior to the date hereof and delivered to the Company. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the "PARENT FINANCIAL STATEMENTS") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the consolidated financial position of Parent at the dates thereof and of its consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments).

       3.5 NO CONFLICT. Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Parent's or Merger Sub's Certificate or Articles of Incorporation or Bylaws, (ii) constitute or result in a default under, or require any consent pursuant to, or result in the creation of any lien on any material asset of any Parent or Merger Sub under, any contract of Parent or Merger Sub, where such default or lien, or any failure to obtain such consent, is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

       3.6 GOVERNMENTAL APPROVALS. No consent, waiver, approval, order or authorization of, or registration declaration or filing with, any Governmental Entity or any third party is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Agreement of Merger with the California Secretary of State, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, if any, (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as shall have been obtained prior to the Effective Time, (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings the failure to obtain which would not either materially delay the ability of Parent or Merger Sub to consummate the Merger or have a Parent Material Adverse Effect.

       3.7 THIRD PARTY CONSENTS. No consent or approval is needed from any person or entity in order for Parent and Merger Sub to consummate any of the transactions contemplated by this Agreement.

       3.8 ABSENCE OF CHANGES OR EVENTS. Since September 30, 1999, except as set forth and disclosed in the SEC Documents and in the periodic reports filed by Parent under the Exchange Act since September 30, 1999 and prior to the date of this Agreement, including all exhibits filed with the Parent's third quarter Form 10-Q Report, there has not been any event that has had a Parent Material Adverse Effect; provided, however, that a Parent Material Adverse Effect shall not be deemed to have occurred as a result of (i) any events or conditions affecting the economy or Parent's industry in general,
(ii) any events or conditions resulting from the execution and/or announcement of this Agreement, or (iii) in and of itself, any change in the market price of Parent's Common Stock.

       3.9 BROKERS' AND FINDER'S FEES. Except for fees payable solely by Parent to Thomas Weisel Partners, LLC, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                                     ARTICLE IV

                        CONDUCT PRIOR TO THE EFFECTIVE TIME

       4.1 CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business, and any material event involving or adversely affecting the Company or its business. Except as expressly contemplated by this Agreement, or disclosed in SCHEDULE 4.1, the Company shall not, without the prior written consent of Parent:

              (a) Enter into any commitment or transaction not in the ordinary course of business.

              (b) Transfer to any person or entity any rights to the Company Intellectual Property Rights (other than pursuant to End-User Licenses in the ordinary course of business);

              (c) Enter into or amend any agreements pursuant to which any other party is granted manufacturing, marketing, distribution or similar rights of any type or scope with respect to any products of the Company;

              (d) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Company Schedules;

              (e)    Commence any litigation;

              (f) Declare, set aside or pay any dividends on or make any other distributions other than the Tax Distribution or Appraisal Rights (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor), other than pursuant to the Company's repurchase right under employee restricted stock purchase agreements;

              (g) Except for the issuance of shares of Company Common Stock upon exercise of the presently outstanding Company Options, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

              (h) Cause or permit any amendments to its Articles of Incorporation or Bylaws;

              (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

              (j) Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practice;

              (k) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others, other than the Tax Distribution;

              (l) Grant any severance or termination pay to any director, officer, employee or consultant, except payments made pursuant to written agreements outstanding on the date hereof (which are disclosed on Schedule 4.1(l));

              (m) Adopt or amend any employee benefit plan, program, policy or arrangement, or enter into any employment contract, extend any employment offer, pay or agree to pay any special bonus or special remuneration to any director, employee or consultant, or increase the salaries or wage rates of its employees;

              (n) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice;

              (o) Pay, discharge or satisfy, in an amount in excess of $15,000 in any one case or $30,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements;

              (p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes other than the Tax Distribution;

              (q) Take any action, including the acceleration of vesting of any restricted stock or any options or other rights to acquire shares of the capital stock of the Company which would be reasonably likely to jeopardize the tax-free reorganization hereunder;

              (r) Enter into any strategic alliance, joint development or joint marketing agreement;

              (s) Waive or commit to waive any rights with a value in excess of $10,000, in any one case, or $20,000, in the aggregate;

              (t) Cancel, materially amend or renew any insurance policy other than in the ordinary course of business;

              (u) Alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof; or

              (v) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (u) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder in any material respect.

       4.2 NO SOLICITATION. Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of
Section 8.1 hereof, the Company will not (nor will the Company permit any of the Company's officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, initiate, entertain or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person, relating to, any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its Subsidiaries, (b) provide non-public information with respect to it to any person, other than Parent, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries, (c) enter into an agreement with any person, other than Parent, providing for the acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries, or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries, by any person, other than by Parent. The Company shall immediately cease and cause to be terminated any such contracts or negotiations with third parties relating to any such transaction or proposed transaction. In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any offer or proposal relating to any of the above, the Company shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. Except as contemplated by this

Agreement, disclosure by the Company of the terms hereof (other than the prohibition of this section) shall be deemed to be a violation of this Section 4.2.

                                     ARTICLE V

                               ADDITIONAL AGREEMENTS

       5.1    ISSUANCE OF PARENT COMMON STOCK

              (a) Except as provided in Section 1.6(c)(iv), the shares of Parent's Common Stock to be issued pursuant to the Merger have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon exemptions from registration provided by Rule 506 and/or Section 4(2) under the Securities Act. The certificates for shares of Parent Common Stock to be issued pursuant to the Merger shall bear appropriate legends to identify such shares as being "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act and to comply with applicable state securities laws. The Parent Common Stock being offered and sold pursuant to this Agreement in reliance upon such exemptions from registration is based in part upon the representations of each shareholder of the Company contained in the Shareholder Certificate attached hereto as EXHIBIT A.

              (B) RESTRICTIVE LEGENDS: STOP TRANSFER INSTRUCTIONS. Each certificate representing shares of Parent Common Stock issued pursuant to
Article I, other than certificates issued in connection with certificates issued to optionholders whose shares have been registered pursuant to Section 1.6(c)(iv), shall bear a legend substantially in the form set forth below, which legend shall be removed by delivery of substitute certificates upon the second anniversary of the Effective Time or, for shares sold by a shareholder, at such earlier time as requested by a shareholder after a registration statement with respect to the shares represented by such certificate has become effective. The sale or transfer of such shares of Parent Common Stock may only be made (A) in conformity with the provisions of Rule 144 under the Securities Act of 1933, as amended (the "SECURITIES ACT") or (B) pursuant to the receipt by Parent of an opinion in form and substance reasonably satisfactory to Parent from counsel reasonably satisfactory to Parent to the effect that such transfer may be made without registration under the Securities Act.

              "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). SUCH SHARES MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR OTHERWISE DISPOSED OF, DIRECTLY OR INDIRECTLY, UNLESS (I) THERE IS AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR (II) SUCH TRANSFER MAY BE MADE PURSUANT TO RULE 144 OF THE ACT."

Parent may instruct its transfer agent to stop the transfer of any shares of Parent Common Stock issued pursuant to Article I unless Parent shall have been provided evidence of compliance with the restrictions set forth in such legend reasonably satisfactory to Parent.

       5.2 SHAREHOLDER APPROVAL. Promptly following the execution of the Agreement, the Company shall submit this Agreement and the transactions contemplated hereby to its shareholders for approval and adoption by written consent as provided by California Law and its Articles of Incorporation and Bylaws. The Company shall use its best efforts to solicit and obtain the consent of its shareholders holding 98% of Company Common Stock to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable.

       5.3 ACCESS TO COMPANY INFORMATION. Subject to any applicable contractual confidentiality obligations (which the Company shall use its reasonable best efforts to cause to be waived), Company shall afford to Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, contracts, agreements and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of Company as Parent may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

       5.4 CONFIDENTIALITY. Each of the parties hereto hereby agrees to maintain the confidentiality of the information obtained in any investigation pursuant to Section 5.3, or pursuant to the negotiation of this Agreement, in accordance with the provisions of the confidentiality agreement between Parent and the Company dated as of November 10, 1999.

       5.5 EXPENSES. If the Merger is not consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("THIRD PARTY EXPENSES") shall be the obligation of the party that incurred such Third Party Expenses. If the Merger is consummated, the reasonable Third Party Expenses incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be paid by Parent at the Effective Time; provided that any such expenses in excess of $150,000 shall entitle Parent to a Purchase Price Reduction in accordance with Section 1.6(g)(iii).

       5.6 PUBLIC DISCLOSURE. No disclosure (whether or not in response to an inquiry) of the existence or nature of this Agreement shall be made by any party hereto unless approved by duly authorized officers of both Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld and subject in any event to Parent's obligation to comply with applicable securities law and Nasdaq Stock Market regulations.

       5.7 FIRPTA COMPLIANCE. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

       5.8 REASONABLE EFFORTS. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals (including, but not limited to, those required under the Contracts) in a manner that does not materially alter the underlying obligations of the parties and, in any event, is on terms equally favorable to the Company and to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

       5.9 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event which is likely to cause any representation or warranty of the Company and Parent or Merger Sub, respectively, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect any remedies available to the party receiving such notice.

       5.10 ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely and promptly the consummation of this Agreement and the transactions contemplated hereby; provided that nothing in this Section 5.10 shall be construed to obligate any party to waive any of the closing conditions set forth in Article VI.

       5.11   NASDAQ LISTING; BLUE SKY LAWS.

              (a) On or before the Closing Date, Parent shall apply for the additional listing on the Nasdaq National Market of the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

              (b) Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock pursuant hereto. The Company shall use its commercially reasonable best efforts, at Parent's expense, to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

       5.12 HART-SCOTT-RODINO FILINGS. Each of Parent and Company shall, if required, promptly make its filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and shall make any required submissions under the HSR Act with respect to the Merger, and shall cooperate with respect to the foregoing. Parent and Company shall give prior notice and consult prior to any meeting Company or Parent has with the United States Federal Trade Commission or Department of Justice with respect to the filings of Company and Parent under the HSR Act or any review by either of the foregoing agencies. Each of Parent and Company agrees to use its best efforts to cause the condition to closing referred to in Section 6.1(c) to be met and agrees to take all reasonable steps necessary to obtain early termination of the waiting period under the HSR Act.

       5.13 FORM S-8. Promptly following the Effective Time, and in any event no later than sixty (60) days after the Effective Time, Parent shall file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options and Parent specifically acknowledges that each person who, immediately prior to the Effective Time, is a holder of Company Common Stock and/or Company Options shall be a third party beneficiary of the obligation of the Parent with respect thereto and shall have the right to enforce all such obligations.

       5.14 EMPLOYEES. As soon as practicable after the date of this Agreement, the Chief Executive Officer of the Company and the Chief Executive Officer of Parent will use their best efforts to agree upon the guidelines within which the Company will proceed with respect to retention of existing Company employees. As soon as practicable after the Effective Time, Parent shall merge Company's 401(k) plan into the 401(k) plan maintained by Parent. Parent shall, and shall cause the Surviving Corporation to, permit the employees of the Surviving Corporation to participate in all employee benefit plans offered to similarly situated employees of Parent to the full extent of their eligibility therefor.

       5.15 POOLING TREATMENT. Each of the parties shall use their commercially reasonable best efforts to not take any actions that would prevent pooling of interests accounting treatment for the merger.

       5.16 TAX-FREE REORGANIZATION. Parent and the Company shall each treat the Merger as a reorganization within the meaning of Section 368(a) of the Code. Parent and Company agree to not take any action which could reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Each party has consulted with its own tax advisors with respect to the tax consequences of the Merger.

       5.17 TAX RETURNS. The Principal Shareholders shall have the responsibility for preparing the final returns of the Company. Such returns shall be prepared in accordance with applicable law and past practices consistently applied and shall be subject to review and approval by Parent, which approval shall not be unreasonably withheld.

       5.18   INDEMNIFICATION.

              (a) After the Effective Time, Parent will cause the Surviving Corporation to indemnify and hold harmless the present and former officer and directors of the Company (the "INDEMNIFIED PARTIES") in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided under Company's then effective Articles of Incorporation and Bylaws or any indemnification agreement with Company officers and directors to which the Company is a party, in each case in effect immediately prior to the Effective Time; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law and shall not, under any circumstances, decrease any indemnity owed Parent from the Escrow Fund or the Principal Shareholders pursuant to Article VII below. The parties specifically acknowledge that a payment under this Section 5.18 will constitute a Loss for the purposes of Article VII to the extent that the underlying cause for such payment would otherwise constitute a Loss.

              (b) The provisions of this Section 5.18 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, and his or her heirs and representatives.

       5.19 POOLING BREAK-UP. In the event that Polycom decides not to consummate the Merger on the basis of Section 6.3(k), and the failure to satisfy such section is not a result of information undisclosed by the Company or incorrectly disclosed by the Company, Parent shall promptly reimburse the Company for Third Party Expenses up to a maximum amount of $150,000.

       5.20 TERMINATION OF 401(K) PLAN. The Company and its Affiliates, as applicable, each agrees to terminate its 401(k) plan immediately prior to Closing, unless the Parent, in its sole and absolute discretion, agrees to sponsor and maintain such plans by providing the Company with written notice of such election at least three (3) days before the Effective Time. Unless the Parent provides such notice to the Company, the Parent shall receive from the Company evidence that the Company's and each Affiliate's (as applicable) 401(k) plan has been terminated pursuant to resolutions of each such entity's Board of Directors (the form and substance of which resolutions shall be agreed to by both Company and the Parent), effective as of the day immediately preceding the Closing Date. Notwithstanding the taking of any action pursuant to this Section 5.20, any such action shall in no event result in a Purchase Price Reduction or a claim for Losses under Article VII.

       5.21 CREDIT FOR DEDUCTIBLES. Parent will, or will cause the Surviving Corporation to, make its commercially reasonable best efforts to
(i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company under any welfare plan that such employees may be eligible to participate in after the Effective Time, (ii) to the extent Parent elects to terminate a welfare plan of

Company's in the middle of a plan year, then under the corresponding welfare plan of Parent or surviving corporation, provide each employee of the company with credit for the corresponding plan year period (or any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time for that same plan year, and (iii) provide each employee of the Company with credit for all service with the company and its affiliates through any reasonable means of calculation under each employee benefit plan, program, or arrangement of the Purchaser or its affiliates in which such employees are eligible to participate; PROVIDED, HOWEVER, that in no event shall the employees be entitle to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service and such service shall only be credited to the extent permitted by law.

       5.22 D2 PAYMENT. Parent commits to pay $500,000 for a signed technology agreement reasonably satisfactory to Parent from D2 (the "D2 AGREEMENT").

       5.23 TAX DISTRIBUTION. Parent agrees to cause the Company to pay to Kenneth and Nancy Goldsholl the Tax Distribution by April 10, 2000 and Kenneth and Nancy Goldsholl shall have the ability to enforce such right against Parent.

                                     ARTICLE VI

                              CONDITIONS TO THE MERGER

       6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

              (a) SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the shareholders of the Company by the requisite vote under applicable law and the Company's Articles of Incorporation.

              (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

              (c) GOVERNMENT APPROVALS. All approvals of governments and government agencies necessary to consummate the Merger hereunder, shall have been received. All applicable waiting periods under the HSR Act shall have expired or early termination shall have been granted by either the Federal Trade Commission or the United States Department of Justice.

              (d) NASDAQ NATIONAL MARKET LISTING. The shares of Parent Common Stock issuable to shareholders and optionholders of the Company pursuant to this Agreement in connection with the Merger shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

              (e) ESCROW AGREEMENT. Parent, Company, Escrow Agent and the Shareholder's Agent (as defined in Article VII hereof) shall have entered into an Escrow Agreement substantially in the form attached hereto as EXHIBIT
 H.

              (f) TAX OPINIONS. Each of Parent and Company shall have received substantially identical written opinions from their respective counsel, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code. In rendering such opinions, counsel shall be entitled to rely upon representations of Parent, Merger Sub and Company and certain shareholders of Company.

       6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

              (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Closing, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Parent Material Adverse Effect; and the Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

              (b) AGREEMENTS AND COVENANTS. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by a duly authorized officer of Parent.

              (c) LEGAL OPINION. The Company shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Parent and Merger Sub, in substantially the form attached hereto as EXHIBIT B.

              (d) EMPLOYMENT AND NONCOMPETITION AGREEMENTS. To the extent that the individuals named in Sections 6.3(g) and 6.3(i) below have executed the agreements referenced in such sections, Parent shall have also executed such documents.

              (e) OPTION ASSUMPTION. Parent shall have delivered to each holder of a Company Option a certificate specifying the terms and effectiveness of Parent's assumption of the Company Options as provided in this Agreement.

              (f) PERSONAL GUARANTEE. Parent shall have assumed or otherwise arranged for the termination of the personal guarantees of Kenneth Goldsholl for certain business expenses of the Company as set forth on
SCHEDULE 6.2(f) attached hereto.

       6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

              (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Company Material Adverse Effect; and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the chief executive officer of the Company;

              (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the chief executive officer of the Company;

              (c) THIRD PARTY CONSENTS. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in SCHEDULE 6.3(c) and that such consents do not alter materially the terms of such obligations and are, in any event, no less favorable to the Company.

              (d) LEGAL OPINION. Parent shall have received a legal opinion from Milbank, Tweed, Hadley & McCloy LLP, legal counsel to the Company, in substantially the form attached hereto as EXHIBIT C.

              (e) MATERIAL ADVERSE CHANGE. Since the September Balance Sheet, no event shall have occurred that would constitute a Company Material Adverse Effect.

              (f) SHAREHOLDER APPROVAL. Holders of at least 98% of the outstanding shares of Company Common Stock shall have voted to approve of the Merger, and holders of no more than

1% of the outstanding shares of Company Common Stock shall have exercised dissenters' or similar rights under applicable law with respect to their shares.

              (g) NONCOMPETITION AGREEMENTS. Each of Kenneth Goldsholl, David Adleman, Leon Hounshell and Randall Roberts shall have executed and delivered to Parent a Noncompetition Agreement in substantially the form attached hereto as EXHIBIT D, and the Noncompetition Agreements shall be in full force and effect.

              (h) SHAREHOLDER CERTIFICATE. Each of the Principal Shareholders shall, not later than the Effective Time, have executed and delivered to Parent the Shareholder Certificate in the form attached hereto as EXHIBIT A.

              (i) EMPLOYMENT AGREEMENTS. Each of Kenneth Goldsholl, David Adleman, Leon Hounshell and Randall Roberts shall have executed and delivered to Parent an Employment Agreement in substantially the form attached hereto as EXHIBIT E, and the Employment Agreements shall be in full force and effect.

              (j) AFFILIATE AGREEMENTS. Each of Kenneth Goldsholl, Nancy Goldsholl and William Wayne shall have delivered to Parent an executed Affiliate Agreement in substantially the form attached hereto as EXHIBIT G which shall be in full force and effect; provided that pursuant to the Affiliate Agreement for William Wayne, Parent shall agree that (1) resale of Mr. Wayne's Parent Company Stock shall be permitted under the Registration Statement on Form S-8 contemplated by Section 1.6(c)(i)v, (2) Parent shall remove any legends on Mr. Wayne's Parent Company Stock promptly upon his request any time after such Registration Statement is filed with the SEC, and
(3) Parent shall not impede or restrict the sale of Mr. Wayne's Parent Company Stock, including by requiring the delivery of legal opinions, so long as such sale is made after the filing of such Registration Statement and otherwise in compliance with such Affiliate Agreement.

              (k) OPINION OF ACCOUNTANTS. Parent shall have received a letter for PricewaterhouseCoopers LLP ("PWC") dated as of the Closing Date regarding that firm's concurrence with Parent's management's and Company's management's conclusions that the business combination to be effected by the Merger will qualify as a pooling of interests transaction under general accepted accounting principles if consummated in accordance with this Agreement. In addition, Company shall have provided to PWC a letter, as reasonably requested, to assist PWC making of that firm's letter.

                                ARTICLE VII

            SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

       7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY. The Company's representations and warranties in this Agreement or in any instrument delivered pursuant to this

Agreement (each as modified by the Company Schedules) shall survive the Merger and continue until the earlier of one year or the first release of audited financial statements containing the combined results of Parent and the Company (the "EXPIRATION DATE"); provided, however, that the Company's representations and warranties relating or pertaining to (i) Section 2.2,
(ii) any federal or state income tax or Returns related to such federal or state income tax set forth in Section 2.8 hereof or (iii) Section 2.11 (collectively, the "SPECIFIC REPRESENTATIONS") shall not terminate until 5 p.m., California time, on the first anniversary of the Closing Date (the "FINAL EXPIRATION DATE"). The stockholders of the Company (the "PRINCIPAL SHAREHOLDERS") shall indemnify Parent and its affiliates for any Loss (as defined in Section 7.2 below) incurred by Parent, its officers, directors or affiliates (including the Surviving Corporation) directly or indirectly as a result of an inaccuracy or breach of the representations and warranties of the Company contained in the Specific Representations; provided, however, that the maximum indemnity shall, in the case of Section 2.2, be equal to the Aggregate Parent Share Number issuable to the stockholders of the Company in the Merger, and shall, in the case of the above-referenced portions of
Section 2.8 and the entirety of Section 2.11, be equal to 10% of the Aggregate Parent Share Number issuable to the stockholders of the Company in the Merger (the "PARENT INDEMNIFICATION"). If payment is made for indemnification in cash instead of in shares, the value of the Aggregate Parent Share Number shall be calculated using the average closing sale price for the ten (10) most recent trading days ending on the Closing Date.
Neither Parent, nor its officers, directors or affiliates (including the Surviving Corporation) shall be entitled to any claim against the Escrow Fund, the Specific Representations or otherwise with respect to any matter for which Parent was entitled to a Purchase Price Reduction in accordance with Section 1.6(g)(iii). Delivery of indemnification amounts shall be pro rata from the stockholders. Provided that D2 does not refuse to provide the D2 Agreement, Parent shall not be entitled to any recourse against the Company, or its shareholders, optionholders, affiliates, directors, officers, employees or agents, for Losses incurred by the Company in connection with any claim for damages by D2 against the Company. To the extent that the Consideration has been reduced pursuant to Section 1.6(g)(iii), the Losses covering such reduction shall not be recovered by Parent pursuant to this section.

       7.2    ESCROW ARRANGEMENTS.

              (a) ESCROW FUND. At the Effective Time the Company's shareholders will be deemed to have received and consented to the deposit with the Escrow Agent (as defined below) of the Escrow Amount (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time), without any act required on the part of any shareholder. As soon as practicable after the Effective Time, the Escrow Amount, without any act required on the part of any shareholder, will be deposited with an escrow agent acceptable to Parent and the Shareholder Agent (as defined in Section 7.2(g)(i) below) as Escrow Agent (the "ESCROW AGENT"), such deposit to constitute an escrow fund (the "ESCROW FUND") to be governed by the terms set forth herein and at Parent's cost and expense. The portion of the Escrow Amount contributed on behalf of each shareholder of the Company shall be in proportion to the aggregate Parent Common Stock to which such holder would otherwise be entitled under Sections

1.6(a) and 1.6(b). The Escrow Amount shall be contributed entirely out of the shares of Parent Common Stock issuable upon the Merger in respect of Company Common Stock. The Escrow Fund is available to compensate Parent and its affiliates for any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defenses (hereinafter individually a "LOSS" and collectively "LOSSES") incurred by Parent, its officers, directors, or affiliates (including the Surviving Corporation) directly or indirectly as a result of any inaccuracy or breach of a representation or warranty of the Company contained in Article II herein, or any failure by the Company to perform or comply with any covenant contained herein. Parent and the Company each acknowledge that such Losses, if any, would relate to unasserted contingent liabilities existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the aggregate Merger consideration. Parent may not receive any shares from the Escrow Fund unless and until Officer's Certificates (as defined in paragraph (d) below) identifying Losses, the aggregate amount of which exceed $100,000 have been delivered to the Escrow Agent as provided in paragraph (e); in such case, Parent may only recover from the Escrow Fund its Losses above the first $100,000. Parent shall not be entitled to any recourse against the Company, or its shareholders, optionholders, affiliates, directors, officers, employees or agents, for Losses other than by way of the Escrow Fund except for Losses incurred by Parent relating to or arising, directly or indirectly, out of any breach of the representations and warranties set forth in the Specific Representations or for fraud, misrepresentation or willful misconduct, and the Escrow Fund shall be the sole and exclusive remedy of Parent and Merger Sub for any inaccuracy or breach of a representation or warranty of the Company contained in Article II herein, or any failure by the Company to perform or comply with any covenant contained herein except for the Parent Indemnification as provided in Section 7.1 and except for fraud, misrepresentation or willful misconduct.

              (b) ESCROW PERIOD; DISTRIBUTION UPON TERMINATION OF ESCROW PERIODS. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall, without further action by the parties, terminate at 5:00 p.m., (Pacific Time) on the Expiration Date (the "ESCROW PERIOD"); provided that the Escrow Period shall not terminate with respect to such amount (or some portion thereof), that together with the aggregate amount remaining in the Escrow Fund is necessary in the reasonable judgment of Parent (subject to reduction as may be determined by arbitration of the matter as provided in Section 7.2(f) hereof in the event of the objection of the Shareholder Agent in the manner provided in Section 7.2(e) hereof) to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the termination of such Escrow Period and to the extent specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of such Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall transfer to the shareholders of the Company, pursuant to written instructions by Parent, to be delivered promptly by Parent, the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of Escrow Amounts to the shareholders of the Company pursuant to this Section 7.2(b) shall be made in proportion to their respective original contributions to the Escrow Fund.

              (c)    PROTECTION OF ESCROW FUND.

                     (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

                     (ii) Any shares of Parent Common Stock or other equity securities and any cash dividends issued or distributed by Parent (including shares issued upon a stock split) ("NEW SHARES") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund as of the time of such issuance or distribution by Parent shall be added to the Escrow Fund and become a part thereof. New Shares and cash dividends issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund as of the time of such issuance or distribution by Parent shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof.

                     (iii) Each shareholder shall be entitled to control the vote of the shares of Parent Common Stock contributed to the Escrow Fund by such shareholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock), and the Escrow Agent in whose name the shares are held shall vote such shares on all matters as instructed by the respective shareholders in writing.

              (d)    CLAIMS UPON ESCROW FUND.

                     (i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "OFFICER'S CERTIFICATE"): (A) stating that Parent has paid or properly accrued under GAAP or reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such reasonably anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall, subject to the provisions of Section 7.2(e) hereof, transfer to Parent out of the Escrow Fund, as promptly as practicable, shares of Parent Common Stock held in the Escrow Fund in an amount equal to such Losses; provided, however, that to the extent an Officer's Certificate alleges only the basis for an anticipated liability, no amount shall be distributed until such liability is actually paid or accrued under GAAP. Such payments of shares from the Escrow Fund will be made pro rata in proportion to the shareholders original contributions to the Escrow Fund.

                     (ii) For the purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund pursuant to Section 7.2(d)(i) hereof, the shares of Parent Common Stock shall be valued at the closing sale price on the Closing Date. Parent and the Shareholder Agent shall certify such Average Price in a certificate signed by both Parent and the Shareholder Agent, and shall deliver such certificate to the Escrow Agent at Closing.

              (e) OBJECTIONS TO CLAIMS. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Shareholder Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no transfer to Parent of any Escrow Amounts pursuant to Section 7.2(d) hereof unless the Escrow Agent shall have received written authorization from the Shareholder Agent to make such transfer. After the expiration of such thirty (30) day period, the Escrow Agent shall transfer shares of Parent Common Stock from the Escrow Fund in accordance with Section 7.2(d) hereof, provided that no such transfer may be made if the Shareholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

              (f)    RESOLUTION OF CONFLICTS; ARBITRATION.

                     (i) In case the Shareholder Agent shall object in writing to any claim or claims made in any Officer's Certificate as provided in Section 7.2(e) hereof, the Shareholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock from the Escrow Fund in accordance with the terms thereof.

                     (ii) If no such agreement can be reached after good faith negotiation, either Parent or the Shareholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Parent and the Shareholder Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.2(e) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

                     (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in San Jose, California under the rules then in effect of the American Arbitration Association. For purposes of this Section 7.2(f), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Parent shall be deemed to be the prevailing party in the event that the arbitrators award Parent an amount equal to at least one-half (1/2) of the disputed amount; otherwise, the Principal Shareholders of the Company as represented by the Shareholder Agent shall be deemed to be the prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration, and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration. In the event that Parent is not the prevailing party, the Shareholder Agent's costs shall come out of the Escrow Fund.

              (g)    SHAREHOLDER AGENT; POWER OF ATTORNEY.

                     (i) In the event that the Merger is approved, effective upon such vote, and without further act of any shareholder, Kenneth Goldsholl shall be appointed as agent and attorney-in-fact (the "SHAREHOLDER AGENT") for each shareholder of the Company (except such shareholders, if any, as shall have perfected their appraisal or dissenters' rights under California Law), for and on behalf of shareholders of the Company, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Shareholder Agent for the accomplishment of the foregoing. Such agency may be changed by the shareholders of the Company from time to time upon not less than thirty (30) days prior written notice to Parent; provided that the Shareholder Agent may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Shareholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Shareholder Agent, and the Shareholder Agent shall not receive compensation for its services. Notices or communications to or from the Shareholder Agent shall constitute notice to or from each of the shareholders of the Company.

                     (ii) The Shareholder Agent shall not be liable for any act done or omitted hereunder as Shareholder Agent while acting in good faith and in the exercise of reasonable judgment. The shareholders of the Company on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally on a pro rata basis (based on the Aggregate Parent Common Stock to which such shareholders are entitled) indemnify the Shareholder Agent and hold the Shareholder Agent harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Shareholder Agent and arising out of or in connection with the acceptance or administration of the Shareholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Agent.

              (h) ACTIONS OF THE SHAREHOLDER AGENT. A decision, act, consent or instruction of the Shareholder Agent shall constitute a decision of all the shareholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such shareholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Agent as being the decision, act, consent or instruction of each every such shareholder of the Company. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Agent.

              (i) THIRD-PARTY CLAIMS. In the event Parent becomes aware of a third-party claim which Parent reasonably believes may result in a demand against the Escrow Fund, Parent shall notify the Shareholder Agent of such claim in accordance with Section 7.2(e), and the Shareholder Agent, as representative for the shareholders of the Company, shall be entitled, at his expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to control the defense of all such claims and to settle any such claim; provided, however, that no settlement of any such claim with third-party claimants in excess of $50,000 individually or in the aggregate shall permit any claim against the Escrow Fund, except with the consent of the Shareholder Agent, which consent shall not be unreasonably withheld. In the event that the Shareholder Agent has consented to any such settlement and acknowledged that the claim is a valid claim against the Escrow Fund, the Shareholder Agent shall be deemed to have agreed to the claim by Parent against the Escrow Fund in an amount equal to such settlement.

              (j)    ESCROW AGENT'S DUTIES.

                     (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Shareholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith, provided that the Escrow Agent has exercised reasonable care in the selection of such counsel.

                     (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                     (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder absent gross negligence or willful misconduct.

                     (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent absent gross negligence or willful misconduct.

                     (v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for
(A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel provided that the Escrow Agent has exercised reasonable care in the selection of such counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

                     (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it.
The Escrow Agent may hold all documents and shares of Parent Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings. In such event, the Escrow Agent will not be liable for damage.

       Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of Parent Common Stock held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

                     (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.

                     (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California; provided, however, that such successor escrow agent shall have a minimum of $100 million in assets. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall be discharged from any further duties and liability under this Agreement.

              (k) FEES. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated by Parent for such extraordinary services and reimbursed for all costs, attorney's fees, and expenses occasioned by such default, delay, controversy or litigation.

       7.3    INDEMNITY - FURTHER PROVISIONS.

              (a) LIMITATION. Notwithstanding any other provision of this Agreement, no claim for indemnification may be made against any Principal Shareholder unless and until the entire Escrow Fund has been released to the Principal Shareholders or the Parent, or unless the entire remaining balance is subject to an Officer's Certificate, as contemplated by Section 7.2(d), and the Principal Shareholders shall only be responsible for Losses with respect to the Specific Representations in excess of the funds available therefore in the Escrow Fund;

              (b) PAYMENT. The Principal Shareholder may satisfy any indemnification claim, at their option, by either paying cash or tendering shares of Parent Stock, valued at the average closing sale price for the ten
(10) most recent trading days ending on the trading day immediately preceding the date of payment of such claim; and

              (c) CAP. No claim for indemnification shall be made against any Principal Shareholder in excess of the Parent Common Stock issued to the Principal Shareholders in the Merger (as determined in the next sentence), not including the Escrow Amount, provided that claims with respect to Sections 2.8 and 2.11 may not exceed 10% of the Parent Common Stock issued to the Principal Shareholders in the Merger (as determined in the next sentence) including (for this purpose only) the Escrow Amount. For purposes of this
Section 7.3(c), shares of Parent Common Stock shall be valued at the closing sale price on the Closing Date.

                                    ARTICLE VIII

                         TERMINATION, AMENDMENT AND WAIVER

       8.1 TERMINATION. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the shareholders of the Company:

              (a)    by mutual written consent of the Company and Parent;

              (b) by either Parent or the Company if: (i) the Effective Time has not occurred by December 31, 1999 (provided that the right to terminate this Agreement under this clause 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or
(iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal; or by either Parent or the Company if the Effective Time has not occurred by March 31, 2000;

              (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (an "ORDER"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

              (d) by either Company or Parent if the required approval of the shareholders of Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote or written consent of Company shareholders (provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Company where the failure to obtain Company shareholder approval shall have been caused by the action or failure to act of Company in breach of this Agreement or of Kenneth Goldsholl in breach of the Voting Agreement);

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

              (e) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent's or the Company's ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Parent;

              (f) by Company if it is not in material breach of its obligations under this Agreement and there has been, a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in
Section 6.2(a) or Section 6.2(b) would not then be satisfied; PROVIDED that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then Company may only terminate this Agreement under this
Section 8.1(f) if the breach is not cured within ten (10) days following the date of written notice from Company of such breach (but no cure period shall be required for a breach which by its nature cannot be cured); or

              (g) by Parent if it is not in material breach of its obligations under this Agreement and there has been upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not then be satisfied; PROVIDED, that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company through the exercise of its commercially reasonable efforts, then Company may only terminate this Agreement under this
Section 8.1(g) if the breach is not cured within ten (10) days the date of written notice from Parent of such breach (but no cure period shall be required for a breach which by its nature cannot be cured).

       Where action is taken to terminate this Agreement pursuant to this
Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

       8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or shareholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 5.4, 5.5, 5.6 and Article VIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

       8.3 AMENDMENT. Except as is otherwise required by applicable law after the shareholders of the Company approve this Agreement, this Agreement may be amended by the parties hereto at any time prior to the Effective Time only by execution of an instrument in writing signed on behalf of each of the parties hereto. This Agreement may be amended after the Effective Time only by execution of an instrument in writing signed on behalf of Parent, Merger Sub and the Principal Shareholders.

       8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                     ARTICLE IX

                                 GENERAL PROVISIONS

       9.1 NOTICES. All notices and other communications hereunder shall be in writing, shall be effective when received, and shall in any event be deemed to have been received (i) when delivered, if delivered personally or by commercial delivery service, (ii) three (3) business days after deposit with U.S. Mail, if mailed by registered or certified mail (return receipt requested), (iii) one (1) business day after the business day of deposit with Federal Express or similar overnight courier for next day delivery (or, two
(2) business days after such deposit if deposited for second business day delivery), if delivered by such means, or (iv) one (1) business day after delivery by facsimile transmission with copy by U.S. Mail, if sent via facsimile plus mail copy (with acknowledgment of complete transmission), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              (a)    if to Parent or Merger Sub, to:

                     Polycom, Inc.
                     2584 Junction Avenue
                     San Jose, CA 95134
                     Attention:    Michael Kourey
                     Telephone No.:  (408) 474-2844
                     Facsimile No.:  (408) 474-2955
                     with a copy to:

                     Wilson Sonsini Goodrich & Rosati, P.C.
                     650 Page Mill Road
                     Palo Alto, California 94304-1050
                     Attention:    Mark A. Bertelsen, Esq.
                     Telephone No.:  (415) 493-9300
                     Facsimile No.:  (415) 493-6811

               (b)   if to the Company, to:

                     Atlas Communication Engines, Inc.
                     115 South La Cumbre Lane
                     Santa Barbara, CA 93105
                     Attention:    Ken Goldsholl
                     Telephone No.:  (805) 898-2450
                     Facsimile No.:  (805) 898-2452

                     with a copy to:

                     Milbank, Tweed, Hadley & McCloy LLP
                     601 South Figueroa Street
                     Los Angeles, CA 90017
                     Attention:    Neil J Wertlieb
                     Telephone No.:  (213) 892-4410
                     Facsimile No.:  (213) 892-4710

       9.2 INTERPRETATION. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "AGREEMENT" when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

       9.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

       9.4 ENTIRE AGREEMENT. This Agreement, the Company Schedules, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder.

       9.5 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

       9.6 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

       9.7 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

       9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, other than issues involving the corporate governance of any of the parties hereto, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

       9.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

       9.10 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

       9.11 ATTORNEYS' FEES. Should a suit or arbitration be brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees to be fixed in amount by the court or the arbitrator(s).

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized respective officers as of the date first written above.

                                         POLYCOM, INC.

As to Article VII:

/s/ Kenneth Goldsholl                        By: /s/ Robert Hagerty
------------------------------------            -------------------------------
Kenneth Goldsholl                               Name:
                                                     --------------------------
                                                Title:
                                                     --------------------------
/s/ Nancy Goldsholl
------------------------------------
Nancy Goldsholl

                                         PERISCOPE ACQUISITION CORPORATION

                                             By: /s/ Michael Kourey
                                                -------------------------------
                                                Name:
                                                     --------------------------
                                                Title:
                                                     --------------------------

                                         ATLAS COMMUNICATION ENGINES, INC.

                                             By: /s/ Kenneth Goldsholl
                                                -------------------------------
                                                Name:  Kenneth Goldsholl
                                                Title: President and Chief
                                                       Executive Officer


                                         SHAREHOLDER AGENT

                                             By: /s/ Kenneth Goldsholl
                                                -------------------------------
                                                Name:  Kenneth Goldsholl